                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                               GALOOB TOYS, INC.
                                       AT

                              $12.00 NET PER SHARE
                                       BY

                               NEW HIAC II CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF

                                  HASBRO, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 30, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 27, 1998, BY AND AMONG HASBRO, INC. ("PARENT"), NEW HIAC II CORP. ("PURCHASER") AND GALOOB TOYS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (EXCLUDING THE WARRANTS (AS DEFINED HEREIN)) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.

                            ------------------------

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
October 2, 1998

                               TABLE OF CONTENTS

INTRODUCTION................................................    1
THE OFFER...................................................    4
 1.  Terms of the Offer.....................................    4
 2.  Acceptance for Payment and Payment.....................    5
 3.  Procedures for Tendering Shares........................    6
 4.  Withdrawal Rights......................................    9
 5.  Certain U.S. Federal Income Tax Consequences...........    9
 6.  Price Range of the Shares; Dividends...................   10
 7.  Effect of the Offer on the Market for the Shares; Stock
     Listing; Exchange Act Registration; Margin
     Regulations............................................   10
 8.  Certain Information Concerning the Company.............   11
 9.  Certain Information Concerning Parent and Purchaser....   13
10.  Sources and Amount of Funds............................   14
11.  Background of the Offer; Purpose of the Offer and the
     Merger; the Merger Agreement and Certain Other
     Agreements.............................................   15
12.  Plans for the Company; Other Matters...................   24
13.  Dividends and Distributions............................   27
14.  Conditions to the Offer................................   27
15.  Certain Legal Matters..................................   28
16.  Fees and Expenses......................................   30
17.  Miscellaneous..........................................   31
SCHEDULE I
    INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
    OF PARENT AND PURCHASER.................................  I-1

To the Holders of Common Stock of
GALOOB TOYS, INC.:

                                  INTRODUCTION

     New HIAC II Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Hasbro, Inc., a Rhode Island corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement (as defined below) (the "Rights" and, together with the Common Stock, the "Shares"), of Galoob Toys, Inc., a Delaware corporation (the "Company"), at a price of $12.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of BankBoston, N.A., which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Allen & Company Incorporated ("Allen & Company"), financial advisor to the Company, has delivered to the Company Board its opinion, dated as of September 27, 1998 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER (IF
ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (EXCLUDING THE WARRANTS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options and other rights and securities exercisable into shares of Common Stock (excluding the Warrants). The Company has represented and warranted to Parent and Purchaser that, as of September 27, 1998, there were 18,127,864 Shares issued and outstanding, 2,048,222 Shares were issuable pursuant to the exercise of options ("Options"), 1,450,000 Shares were issuable pursuant to the exercise of warrants expiring October 14, 2009, held by Lucasfilm Ltd. (the "Lucasfilm Ltd. Warrants"), and 2,130,000 Shares were issuable pursuant to the exercise of warrants expiring October 14, 2009, held by Lucas Licensing Ltd. (the

"Lucas Licensing Ltd. Warrants" and, together with the Lucasfilm Ltd. Warrants and an obligation of the Company to issue 24,299 additional warrants to Lucasfilm Ltd. and Lucas Licensing Ltd., the "Warrants"). The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding Options). See Section 11. Based on the foregoing and assuming the issuance of 2,048,222 Shares issuable upon the exercise of outstanding Options, Purchaser believes that the Minimum Condition will be satisfied if 10,088,044 Shares are validly tendered and not withdrawn prior to the Expiration Date.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 27, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries including Purchaser and (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $12.00 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that, upon the purchase by Purchaser of at least a majority of the Shares pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's nominees on the Company Board equals the percentage of outstanding Shares beneficially owned by Parent and its affiliates. The Company shall, at such time, upon the request of Purchaser promptly use its best efforts to take all action necessary to cause such persons designated by Parent to be elected to the Company Board, if necessary, by increasing the size of the Company Board or securing resignations of incumbent directors or both.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law and the Company's Certificate of Incorporation (the "Certificate of Incorporation"). See
Section 11. Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 12. The Merger Agreement is more fully described in Section 11.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten (10) business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

     The Company has distributed one Right for each outstanding Share pursuant to the Preferred Stock Rights Agreement, dated as of January 17, 1990, by and between the Company and Mellon Securities Trust Company, as Rights Agent (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has taken all action which may be necessary under the Rights Agreement so that
(i) the Offer is deemed to be an Approved Transaction (as defined in the Rights Agreement) and (ii) the execution and delivery of the Merger Agreement (and any amendments thereto) and the consummation of the Merger and the transactions contemplated thereby will not cause (x) Parent and/or Purchaser to constitute an Acquiring Person (as defined in the Rights Agreement), (y) a Distribution Date,
Section 13 Event, Triggering Event or a Stock Acquisition Date (as each such term is defined in the Rights Agreement) to occur or (z) the Rights (as defined in the Rights Agreement) to become exercisable pursuant to Section 11(a)(ii) of the Rights Agreement or otherwise.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, October 30, 1998, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for additional periods; provided, however, that Purchaser may not extend the Offer beyond March 1, 1999, without the consent of the Company.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the next sentence, amend the Offer. The Merger Agreement provides that Purchaser will not decrease the Offer Price, change the form of consideration to be paid in the Offer, waive the Minimum Condition, decrease the number of Shares sought in the Offer, amend any other condition to the Offer in any manner materially adverse to the holders of the Shares or impose additional conditions to the Offer without the written consent of the Company. Purchaser has agreed that if all of the conditions set forth in Section 14 have not been satisfied on any scheduled Expiration Date then, provided that all such conditions are reasonably capable of being satisfied, Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond March 1, 1999.

     The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. However, if, immediately prior to the scheduled Expiration Date, all conditions to the Offer are satisfied but the number of Shares tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the Shares outstanding, Purchaser may extend the Offer for a period not to exceed ten (10) business days so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than the Minimum Condition and the condition set forth in paragraph
(b) of Section 14 hereof) that subsequently may not be satisfied during such extension of the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the

Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after September 27, 1998 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 1, 1998.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders who perfect their appraisal rights under the DGCL, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of
Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Under recently adopted amendments to the Code, capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded through the NYSE under the symbol "GAL". The following table sets forth, for each of the fiscal quarters indicated, the high and low reported closing sales price per Share on the NYSE.

                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
Fiscal Year Ended December 31, 1996

  First Quarter ended March 31, 1996........................  $20.25    $10.50
  Second Quarter ended June 30, 1996........................   28.25     18.88
  Third Quarter ended September 30, 1996....................   30.50     22.38
  Fourth Quarter ended December 31, 1996....................   33.25     14.00
Fiscal Year Ended December 31, 1997
  First Quarter ended March 31, 1997........................  $19.75    $12.63
  Second Quarter ended June 30, 1997........................   19.63     16.25
  Third Quarter ended September 30, 1997....................   23.81     13.56
  Fourth Quarter ended December 31, 1997....................   17.81      9.19
Fiscal Year Ending December 31, 1998
  First Quarter ended March 31, 1998........................  $10.06    $ 8.13
  Second Quarter ended June 30, 1998........................   11.69      8.69
  Third Quarter ended September 30, 1998....................   11.44      6.88

     On September 25, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported closing sales price of the Shares on the NYSE was $8.00 per Share. On October 1, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $11.13 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Parent does not intend to consent to any such declaration or payment.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. The Shares are listed on the NYSE. Depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 or more Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or the aggregate market value of the publicly held Shares should fall below $5,000,000. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, there were approximately 1,258 holders of record of Shares as of March 2, 1998. The Company has represented that, as of September 27, 1998, 18,127,864 Shares were issued and outstanding.

     If the NYSE were to delist the Shares, the market therefor could be adversely affected. It is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or through the Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     Purchaser currently intends to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, Purchaser nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or the Information Agent.

     The Company designs, develops, markets and sells high quality toys worldwide. Founded in 1957, the Company's current product categories include: small scale vehicles, including Micro Machines(R) vehicles; entertainment-based toys, including Star Wars(TM) toys; mini-dolls, comprised of the number one mini-doll brand in 1997, Pound Puppies(R); recently introduced authentic military vehicles, figures and playsets, including Battle Squads(TM); and a series of Titanic collector fashion dolls and celebrity-based fashion dolls. The Company's first celebrity fashion doll offering is the Spice Girls(TM) line based on the British pop music group. Micro Machines(R) is a comprehensive line of miniature scale toys for boys, embracing traditional vehicle, military and male action play patterns.

     Selected Financial Information. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, each as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                               GALOOB TOYS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                             SIX MONTHS ENDED JUNE 30,
                                    (UNAUDITED)                  FISCAL YEARS ENDED DECEMBER 31,
                             --------------------------    --------------------------------------------
                               1998             1997           1997            1996            1995
                             ---------        ---------    ------------    ------------    ------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net revenues.............  $ 70,280         $ 92,954       $239,551        $284,905        $220,044
  Earnings (loss) from
     operations............    (5,136)          (3,069)       (21,858)         23,664          12,989
  Net earnings (loss)......    (2,939)         (15,441)       (29,450)         18,451           9,399
  Net earnings (loss) per
     common share:
       Basic...............      0.04             0.73          (1.63)          (0.41)           0.62
       Diluted.............      0.04             0.73          (1.63)          (0.41)           0.60
BALANCE SHEET DATA:
  Total Assets.............  $195,584         $165,777       $207,783        $196,905        $106,582
  Total Liabilities........    36,274           30,969         45,753          47,114          51,912
  Total Shareholders'
     Equity................   159,310          134,808        162,030         149,791          54,172

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which information is summarized as set forth below:

                                                               FISCAL YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1999     2000     2001     2002
                                                              -----    -----    -----    -----
                                                                       (IN MILLIONS)
Net revenues................................................  482.4    426.4    370.9    522.8
EBIT(1).....................................................   96.2     78.6     57.0    106.2
Net earnings................................................   57.7     50.7     39.2     70.5

---------------
(1) "EBIT" is defined as net earnings from operations before interest and taxes.

The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The foregoing information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. Although the Company believes the assumptions used in preparing this information were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are impossible to predict and beyond the Company's control. One cannot predict whether the assumptions made in preparing the foregoing information will be accurate, and accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. None of Parent, Purchaser, the Company or Allen & Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the financial information described above. The projections have not been adjusted to reflect the effects of the Merger.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent and Purchaser. Parent is a Rhode Island corporation and (with its subsidiaries) is a leading global designer, manufacturer and marketer of a diverse line of toy products and related items. Included in its offerings are games, including traditional board and card, hand-held electronic and interactive CD-ROM, and puzzles, preschool, boys' action and girls' toys, dolls, plush products and infant products. The Company also licenses various tradenames, characters and other property rights for use in connection with the sale by others of noncompeting toys and non-toy products.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Purchaser and Parent are located at 1027 Newport Avenue, Pawtucket, Rhode Island 02861. The telephone number of Parent and Purchaser at such location is (401) 431-8697.

     For certain information concerning the executive officers and directors of Parent and Purchaser, see Schedule I.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser nor Parent nor, to the best of knowledge of Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1995 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the EDGAR System. Such materials should also be available at the offices of the American Stock Exchange ("Amex"), 86 Trinity Place, New York, NY 10006.

10.  SOURCES AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the

Merger, is estimated to be approximately $227 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans. Parent will provide such funds through a combination of its cash on hand and short term borrowings, including but not limited to, commercial paper.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

  Contacts with the Company; Background of the Offer.

     On several occasions between January 1995 and February 1998, senior executive officers of Parent contacted Mark D. Goldman, the President, Chief Executive Officer and a Director of the Company, and suggested that the companies explore the possibility of a business combination. None of these contacts led to any agreements or understandings.

     In February 1998, Alfred J. Verrecchia, Executive Vice President and President -- Global Operations of Parent, telephoned Mr. Goldman and again suggested that the companies explore the possibility of a business combination. On April 2, 1998, Mr. Verrecchia and Mr. Goldman met in New York and executed a confidentiality agreement. Subsequently, during April 1998, representatives of Parent reviewed preliminary due diligence materials supplied by Allen & Company, the Company's investment bankers.

     On May 1, 1998, in response to a request by the Company, Parent sent the Company a letter which indicated an interest in continuing to explore the possibility of a business combination with the Company. The Company provided Lucasfilm Ltd. and Lucas Licensing Ltd. (collectively "Lucas") with a copy of the Company's confidentiality agreement with Parent. Lucas is the owner and licensor of certain property related to the Star Wars motion pictures and whose consent is required for any transfer of the license held by the Company with respect to such property or the continuation of such license upon a change in control of the Company. On June 23, 1998, the Company and Parent amended their confidentiality agreement to address certain confidentiality concerns of Lucas. On July 21, 1998, Parent entered into a confidentiality agreement with Lucas and subsequently conducted certain additional due diligence regarding the Company's agreements with Lucas and engaged in discussions with Lucas regarding the transfer of the rights under such agreements to Parent should Parent and the Company consummate a business combination.

     In September 1998, Parent intensified its due diligence investigation of the Company. On September 3, 1998, senior officers of Parent and of the Company met in New York to review the Company's products in development. Intensive discussions took place between Parent, the Company and their respective legal representatives beginning on the week of September 14, 1998 and continuing through the following week.

     On September 25, 1998, Parent and Lucas entered into agreements whereby, among other things, in exchange for warrants (with an exercise price of $35.00 per share) to acquire an aggregate of 4,000,000 shares of common stock, par value $0.50 per share, of Parent and conditioned on consummation of the Offer,
(i) Lucas' warrants to acquire shares of common stock of the Company would be exchanged for such Parent warrants and (ii) Parent's existing agreements with Lucas would be amended to add rights currently held by the Company under the Company's existing agreements with Lucas. The Parent warrants are not exercisable prior to the initial theatrical release in the United States of the first prequel theatrical motion picture to the Star Wars trilogy. The Parent warrants would remain exercisable, with respect to 2,400,000 shares of Parent common stock through the eleventh anniversary of the grant date, and with respect to 1,600,000 shares of Parent common stock through the twelfth anniversary of the grant date. As a result of Parent entering into these agreements with Lucas, no additional action on the part of Lucas is required in connection with the consummation of the Offer or the Merger, provided the Merger is consummated by March 31, 1998.

     On September 27, 1998, the Merger Agreement was executed and delivered by Parent, Purchaser and the Company. On September 28, 1998, Parent announced in a press release the signing of the Merger Agreement. On October 2, 1998, pursuant to the terms of the Merger Agreement, Parent and Purchaser commenced the Offer.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 50% over the closing sales price of the Shares on September 25, 1998, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent had executed the Merger Agreement.

  Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the Commission, disclosures in proxy statement and tender offer documents, absence of certain changes or events, litigation, absence of changes in benefit plans, employee benefit plans, tax matters, no non-deductible payments, compliance with applicable laws, environmental matters, intellectual property, owned and leased real property, material contracts, labor and employment matters, product liability, applicability of state takeover statutes, votes required to approve the Merger Agreement, brokers' and finders' fees, receipt of the Financial Advisor Opinion, Year 2000, Company Rights Agreement and absence of questionable payments.

     In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and the certificate of incorporation and by-laws of Parent and Purchaser or laws applicable to Parent or Purchaser, disclosures in proxy statement and tender offer documents, prior activities by Purchaser, brokers' and finders' fees and financing.

     Conditions to the Merger. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger; (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (iii) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any governmental entity precluding, restraining, enjoining or prohibiting consummation of the Merger; and (iv) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

     The Company Board. The Merger Agreement provides that promptly after (i) the purchase of and payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer as a result of which Purchaser and its affiliates own beneficially at least a majority of the then outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on such Board (giving effect to the increase in the size of such Board) multiplied by the percentage that the number of Shares beneficially owned by Purchaser (including Shares so accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts promptly either to increase the size of the Company Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause Persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of
(i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board.

     The Merger Agreement provides that, notwithstanding the foregoing, the parties thereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time be, Continuing Directors. From and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment or modification of the Merger Agreement, any amendment to the Certificate of Incorporation or By-Laws inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Company Board to approve the actions contemplated by the Merger Agreement and the Transactions and the full Company Board; provided, that, if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Company Board, except that no such action shall amend the terms of the Merger Agreement or modify the terms of the Offer or the Merger in a manner materially adverse to the holders of Shares.

     Stockholders' Meeting. If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law, its Certificate of Incorporation and By-laws:
(i) as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and (x) obtain and furnish the information required to be included in the Proxy Statement (as defined below) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date; provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) unless the Merger Agreement has been terminated in accordance with the provisions of the section summarized under "Termination" below, subject to its rights pursuant to the section summarized under "No Solicitation" below, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     Options. The Merger Agreement provides that immediately prior to the Effective Time, each then outstanding Option, whether or not then vested or exercisable, shall be cancelled by the Company and in consideration of such cancellation and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes and without interest).

     The Merger Agreement provides that the Company shall use its reasonable best efforts to take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares ("Option Plans"), shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent, Purchaser or the Surviving Corporation. In addition, the Company has agreed to use its reasonable best efforts to obtain all necessary consents from, and mail any required notices to, holders of Options and amend the terms of the applicable Option Plans, in each case as is necessary to give effect to the foregoing.

     Interim Operations. The Merger Agreement provides that after the date of the Merger Agreement and prior to the time the designees of Parent have been elected to or appointed to, and shall constitute a majority of, the Company Board pursuant to the applicable provisions of the Merger Agreement (the "Appointment Date"), and except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in the applicable section of the disclosure schedule thereto or (iii) as agreed in writing by Parent:

          (a) the Company shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course;

          (b) the Company shall and shall cause its Subsidiaries to use all reasonable best efforts consistent with good business judgment to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them;

          (c) neither the Company nor any of its Subsidiaries shall, directly or indirectly, amend its Certificate of Incorporation or By-laws or similar organizational documents;

          (d) Representatives of the Company and its Subsidiaries shall confer at such times as Parent may reasonably request with one or more representatives of Parent to report material operational matters and the general status of ongoing operations;

          (e) neither the Company nor any of its Subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries, except that a wholly-owned Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its Subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Option Plans as in effect on the date of the Merger Agreement or additional warrants issued in accordance with the terms of the Warrants; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the Subsidiaries of the Company;

          (f) neither the Company nor any of its Subsidiaries shall enter into any agreement or arrangement with respect to the distribution of any of the Company's products;

          (g) neither the Company nor any of its Subsidiaries shall acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are subsidiaries of the Company) or (B) any assets, including real estate, except purchases in the ordinary course of business consistent with past practice;

          (h) neither the Company nor any of its Subsidiaries shall make any new capital expenditure or expenditures in excess of $50,000 individually or $500,000 in the aggregate;

          (i) neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business and except as otherwise permitted by the Merger Agreement, amend or terminate any Company Material Contract where such amendment or termination would have a Material Adverse Effect on the Company, or waive, release or assign any material rights or claims;

          (j) neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

          (k) neither the Company nor any of its Subsidiaries shall: (i) enter into any employment or severance agreement with or grant any severance or termination pay to any officer, director or key employee of the Company or any its Subsidiaries; or (ii) hire or agree to hire any new or additional key employees or officers;

          (l) neither the Company nor any of its Subsidiaries shall, except as required to comply with applicable Law or expressly provided in the Merger Agreement, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Benefit Plans with the terms of the Merger Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee provided that employees with annual compensation of $100,000 or less may receive increases of not more than 5.0% on the anniversary date of their employment in the ordinary course of business and consistent with past practice, (C) pay any benefit not provided for under, or contemplated by, any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

          (m) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability except as set forth on the applicable section of the disclosure schedule to the Merger Agreement; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business in accordance with past practice); or (v) settle any material claims other than in the ordinary course of business, in accordance with past practice and without admission of liability;

          (n) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP, the SEC or Law;

          (o) neither the Company nor any of its Subsidiaries shall make any tax election, amend any material tax return, make a claim for any material tax refund or settle or compromise any material tax liability (whether with respect to amount or timing);

          (p) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice, of any such claims, liabilities or obligations which are reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries; or except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

          (q) neither the Company nor any of its Subsidiaries shall (by action or inaction) amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of the leased properties or enter into any lease, agreement or arrangement with respect to real property;

          (r) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing; and

          (s) neither the Company nor any of its Subsidiaries shall take any action that would result in (i) any of its representations and warranties that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not qualified as to materiality becoming untrue in any material respect or (iii) any of the conditions to the Offer, as set forth in the Merger Agreement, not being satisfied (subject to the Company's right to take action specifically permitted by the Merger Agreement).

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, any inquires or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided that nothing contained in the applicable provisions of the Merger Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, after receiving advice from outside counsel, is required under, or is necessary to comply with, applicable Law, provided that the Company may not, except as permitted by the following paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of the Merger Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may withdraw or modify its recommendation of the Offer, furnish information concerning its business, properties or assets to any Person or group and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal; and (y) in the opinion of the Company Board such action is required to discharge the Board's fiduciary duties to the Company's stockholders under applicable law, determined only after receipt of advice from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations may cause the Company's Board to violate its fiduciary duties to the Company's stockholders under applicable law. The Company will promptly (but in no case later than 24 hours) notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Takeover Proposal, and the Company will promptly communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Takeover Proposal (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Takeover Proposal which was not previously provided to Parent. The Company will keep Parent informed of the status and details of any such Takeover Proposal and of any amendments or proposed amendments to any Takeover Proposal and will promptly notify Parent (but in no case later than 24 hours) of any determination by the Company Board that a Superior Proposal has been made.

     Pursuant to the Merger Agreement, except as set forth in this paragraph, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, subject to compliance with this paragraph prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and, identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the Transactions on such adjusted terms. The term "Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any Person other than Parent, Purchaser or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company and its Subsidiaries on a consolidated basis or 30% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company, including any single or related multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of or 30% or more of the equity interest in the Company. The term "Superior Proposal" means an unsolicited Takeover Proposal on terms which the Company Board determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice from the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such Third Party and which, in the good faith reasonable judgement of the Company Board is reasonably likely to be consummated within a period of time not materially longer in duration than the period of time reasonably believed to be necessary to consummate the Offer and the Merger.

     Termination. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) By the mutual written consent of Parent and the Company; provided, however, that if Parent shall have a majority of the directors pursuant to the applicable provisions of the Merger Agreement, such consent of the Company may only be given if approved by the Continuing Directors.

          (b) By either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Transactions on the terms contemplated by the Merger Agreement or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the

     Transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By either of Parent or the Company if the Effective Time shall not have occurred on or before March 31, 1999, provided, however, that if the Effective Time shall not have occurred by such date solely as a result of the failure of the condition summarized in clause (iii) under the heading "Conditions to the Merger" above by reason of the entry of a preliminary injunction, the Merger Agreement may not be terminated pursuant to this paragraph (c) until June 30, 1999; provided, further, that the party seeking to terminate the Merger Agreement pursuant to this paragraph (c) shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have been the cause of, or resulted in, the failure to consummate the Merger on or before such date;

          (d) By the Company: (i) if the Company has entered into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with the applicable provisions of the Merger Agreement, provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it simultaneously terminates the Merger Agreement and makes simultaneous payment to the Parent of the Termination Fee; or (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to this clause (d)(ii) if the Company is in material breach of the Merger Agreement; or (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer, provided, that the Company may not terminate the Merger Agreement pursuant to this clause (d) (iii) if the Company is in material breach of the Merger Agreement; or (iv) if there shall be a material breach by either Parent or Purchaser of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, except where such breach does not have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer or the Merger.

          (e) By Parent or Purchaser: (i) (A) if prior to the purchase of the Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved a Takeover Proposal, or (B) there shall have been a material breach of any provision of the section of the Merger Agreement summarized under "No Solicitation" above, Parent shall have given at least five (5) days' written notice of such breach and such breach shall not have been cured within such five (5) day period; or (ii) if due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 14 below, Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder, provided that Parent or Purchaser may not terminate the Merger Agreement pursuant to this clause
     (e) (ii) if Parent or Purchaser is in material breach of the Merger Agreement; or (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in the Section 14 below, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; provided that Parent or Purchaser may not terminate the Merger Agreement pursuant to this clause (e)(iii) if Parent or Purchaser is in material breach of the Merger Agreement; or (iv) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Shares; or (v) if there shall be a breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and such breach (without giving effect to any limitation as to "knowledge," "materiality" or "material adverse effect" set forth therein) individually, or together with any other breaches, has a Material Adverse Effect on the Company.

     Termination Fee. Pursuant to the Merger Agreement, if (x) Parent or Purchaser terminates the Merger Agreement pursuant to clauses (e)(i) or (e)(iv) under the heading "Termination" above or (y) the

Company terminates this Agreement pursuant to clause (d)(i) under the heading "Termination" above, then in each case, the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $6,000,000 (the "Termination Fee"). In addition, if the Merger Agreement is terminated by Parent pursuant to clause (e)(v) under the heading "Termination" above (other than by reason of a breach of the section in the Merger Agreement summarized under "No Solicitation" above) and at the time of such termination, Parent is not in material breach of the Merger Agreement, then the Company shall pay to Parent, at the time of termination, and an amount equal to Parent's and Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Parent or Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions, including, without limitation, the fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Parent's or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Transactions (the "Expenses") and, if the breach referred to in clause (e)(v) under the heading "Termination" above was a willful breach and if the Company shall thereafter, within nine (9) months after such termination, enter into an agreement with respect to a Takeover Proposal, then the Company shall pay the Termination Fee (less any Expenses previously paid by the Company to Parent pursuant to this section) concurrently with entering into any such agreement. Any payments required to be made pursuant to this Section shall be made by wire transfer of same day funds to an account designated by Parent.

     Indemnification. The Merger Agreement provides that Parent, and from and after the Effective Time, the Surviving Corporation, shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to September 27, 1998 or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was serving in such person's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to the Merger Agreement or the Transactions, in each case to the fullest extent a corporation is permitted under the DGCL and the Certificate of Incorporation or By-Laws as currently in effect to indemnify such persons (and the Company and the Surviving Corporation, as the case may be, will pay expenses promptly after statements thereof are received, to each Indemnified Party to the fullest extent permitted by Delaware law, subject to delivery of the undertaking described below). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) such Indemnified Party may retain counsel satisfactory to the Indemnified Party and reasonably satisfactory to the Company (and reasonably satisfactory to the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements and supporting documentation thereof are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable best efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation will be liable for any settlement effected without its prior written consent which written consent will not unreasonably be withheld. Any Indemnified Party, upon learning of any such claim, action, suit, proceeding or investigation, will notify the Company (or after the Effective Time, the Surviving Corporation) promptly (but the failure so to notify will not relieve a party from any liability which it may have under this provision except to the extent such failure materially prejudices such party's position with respect to such claims), and will deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm (and one local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, an existing or potential conflict on any significant issue between the positions of any two or more Indemnified Parties in which case such additional counsel reasonably acceptable to the Indemnified Parties, the Company or, after the Effective Time, the Surviving Corporation as may be required may be retained by the Indemnified Parties at the cost and expense of the Company (or Surviving Corporation). Furthermore, the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Surviving Corporation will not be amended following the Effective Time in any way that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

     The Merger Agreement provides that for a period of three (3) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to acts prior to the Effective Time (a copy of which has been made available to Parent) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to the terms now applicable to them under the Company's current policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium. The Merger Agreement further provides that the foregoing indemnification provisions shall survive the consummation of the Merger at the Effective Time, are intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

  Confidentiality Agreement

     The following is a summary of certain provisions of the Confidentiality Agreement entered into on April 2, 1998 by Parent and the Company, as amended on June 23, 1998 (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined, and copies obtained, as set forth in
Section 9 of this Offer to Purchase.

     Pursuant to the terms of the Confidentiality Agreement that Parent and Purchaser entered into on April 2, 1998, the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. Parent further agreed that (i) for a period of one (1) year from the date the Confidentiality Agreement was entered into by and between Parent and Purchaser, neither Parent nor any of its subsidiaries would directly or indirectly solicit for employment any officer or employee of the Company, subject to certain exceptions and (ii) through December 31, 1999, Parent will not, subject to certain exceptions, (a) acquire any securities or property of the Company, (b) propose to enter into any merger or business combination or purchase a material portion of the assets of the Company other than a confidential proposal made to the Company Board without any public disclosure by Parent, (c) participate in any solicitations of proxies, (d) participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange
Act) with respect to any securities of the Company, (e) seek to control or influence the management, Company Board or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. On June 23, 1998, Parent and the Company amended the Confidentiality Agreement in connection with Parent's negotiations with Lucas.

12.  PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company

     Parent is conducting a detailed review of the Company and its business and operations with a view towards determining how to optimally realize any potential synergies which exist between the operations of the

Company and those of Parent. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, Parent will consider what, if any, changes would be desirable in light of the circumstances then existing.

     If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

     Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See "Merger Agreement-Company Board" above. Parent will exercise such rights by causing the Company to elect to the Company Board Messrs. Alan G. Hassenfeld, Alfred J. Verrecchia and Harold P. Gordon. Information with respect to such directors is contained in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

     Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the

Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. In the Merger Agreement, Parent, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer for a period not to exceed ten (10) business days, subject to certain conditions, if the Shares tendered pursuant to the Offer are less than 90% of the outstanding Shares so long as Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than the Minimum Condition and the condition set forth in paragraph (b) of Section 14 hereof) that subsequently may not be satisfied during such extension of the Offer. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13.  DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that from September 27, 1998 until such time as the designees of Parent have been elected to, and shall constitute a majority of, the Company Board, without the prior written consent of Parent, neither the Company nor any of its subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its subsidiaries, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares issued upon the exercise of Options outstanding on September 27, 1998 in accordance with the Option Plans as in effect on September 27, 1998 or additional warrants issued in accordance with the terms of the Warrants; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the subsidiaries of the Company.

14.  CONDITIONS TO THE OFFER.

     The Offer is subject to the Minimum Condition being satisfied by the Expiration Date or such later date as the Offer may be extended in accordance with the terms of the Merger Agreement. Purchaser has agreed that if all of the conditions set forth herein have not been satisfied on any scheduled Expiration Date then, provided that all such conditions are reasonably capable of being satisfied, Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Purchaser shall not be required to extend the Offer beyond March 1, 1999. Notwithstanding any other provision of the Offer, subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any Shares if (i) any applicable waiting period under the HSR Act has not expired or been terminated or (ii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur:

          (a) there shall be threatened or pending any suit, action or proceeding by a federal, state or foreign governmental entity (other than a suit, action or proceeding based on facts solely relating to Parent or Purchaser), (i) in connection with the Transactions, seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) in connection with the Transactions, seeking to compel Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (v) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect on the Company, (vi) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger,
     (vii) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the Transactions, Parent and its Subsidiaries; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above; or

          (c) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of three (3) hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) by any

     Governmental Entity, (3) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (4) any change in general financial bank or capital market conditions such that banks are unwilling to extend credit to A-1/P-1 borrowers generally, or (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 25% measured from the close of business on the date of the Merger Agreement; or

          (d) the representations and warranties of the Company (without giving effect to any limitation as to "knowledge" set forth in the Merger Agreement) set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "knowledge" "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger; or

          (e) there shall have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

          (f) the Company Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended a Takeover Proposal or (iii) shall have adopted any resolution to effect any of the foregoing; or

          (g) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Shares; or

          (h) the Merger Agreement shall have been terminated in accordance with its terms;

which in the sole good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, except as set forth above, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase,

Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, since the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Parent and the Company have filed their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form was filed unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16.  FEES AND EXPENSES.

     Purchaser and Parent have retained D.F. King & Co. Inc. to serve as the Information Agent and BankBoston, N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer.

Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.  MISCELLANEOUS.

     Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          NEW HIAC II CORP.

October 2, 1998

                                   SCHEDULE I

           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Hasbro, Inc. 1027 Newport Avenue, Pawtucket, RI 02861. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                   ----                        --------------------------------------------------
DONAL A. BARKSDALE........................  Mr. Barksdale has been Chief Information Officer since
                                            1997. Prior thereto, he was Senior Director of
                                            Applications Development at Anheuser Busch from 1996 to
                                            1997. Prior thereto, he was Vice President and Director
                                            of Information Systems at General Electric Company.
ALAN R. BATKIN............................  Mr. Batkin is Vice Chairman of Kissinger Associates,
Director since 1992                         Inc. (geopolitical strategic consulting firm) and a
                                            director of PEC Israel Economic Corporation. Mr. Batkin
                                            is a member of both the Executive Committee and the
                                            Compensation and Stock Option Committee.
HAROLD P. GORDON..........................  Mr. Gordon has been Vice Chairman of the Board since
Director since 1988                         1995. Prior thereto, he was a Partner at Stikeman,
                                            Elliott (law firm). He is a director of Alliance
                                            Communications Corporation, Fonorola Inc. and G.T.C.
                                            Transcontinental Group, Ltd. Mr. Gordon is a citizen of
                                            Canada.
ALEX GRASS................................  Mr. Grass has been the Chairman of the Executive
Director since 1981                         Committee of Rite Aid Corporation (drug store chain)
                                            since 1995. Prior thereto, he was the Chairman of the
                                            Board and Chief Executive Officer of Rite Aid
                                            Corporation. He is Chairman of the Board of SuperRite
                                            Corporation. Mr. Grass is a member of both the Audit
                                            Committee and the Compensation and the Stock Option
                                            Committee.
ALAN G. HASSENFELD........................  Mr. Hassenfeld has been Chairman of the Board, President
Director since 1978                         and Chief Executive Officer since 1989. Mr. Hassenfeld
                                            is Chairman of the Executive Committee.
SYLVIA K. HASSENFELD......................  Mrs. Hassenfeld is the former Chairman of the Board
Director since 1983                         since 1996 and from 1993 through 1996, she was the
                                            Chairman of the Board of the American Jewish Joint
                                            Distribution Committee, Inc. ("JDC"). Prior thereto, she
                                            was President of JDC. Mrs. Hassenfeld is Chair of the
                                            Nominating and Governance Committee.
RICHARD B. HOLT...........................  Mr. Holt has been Senior Vice President and Controller since 1992.
VIRGINIA H. KENT..........................  Ms. Kent has been President of Global Brands and Product
                                            Development since 1996. Prior thereto, she was General
                                            Manager, Girls/Boys/Nerf from 1994 to 1996. Prior
                                            thereto, she was Senior Vice President of Marketing for
                                            the Kenner Products Division.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                   ----                        --------------------------------------------------
ADAM KLEIN................................  Mr. Klein has been President of Global Marketing &
                                            Strategy since 1998. Prior thereto, he was Executive
                                            Vice President -- Global Strategy & Development from
                                            1996 to 1998. Prior thereto, he was President, Klein &
                                            Co., a consulting firm specializing in managing
                                            strategic change.
MARIE JOSEE KRAVIS........................  Mrs. Kravis has been a Senior Fellow of the Hudson
Director since 1995                         Institute (public policy analysis) since 1994. Prior
                                            thereto, she was Executive Director of the Hudson
                                            Institute of Canada. She is a Visiting Fellow of the
                                            Council on Foreign Relations. She is also a director of
                                            the Canadian Imperial Bank of Commerce, Ford Motor
                                            Company, Hollinger International, Inc., The Seagram
                                            Company, Ltd. and Unimedia Inc. Mrs. Kravis is a member
                                            of the Compensation and Stock Option Committee. Mrs.
                                            Kravis is a citizen of the United States, Canada and
                                            Switzerland.
CLAUDINE B. MALONE........................  Ms. Malone is the President of Financial and Management
Director since 1992                         Consulting, Inc., and a director of Dell Computer
                                            Corporation, Hannaford Brothers Co., Houghton Mifflin
                                            Company, Lafarge Corp., The Limited, Inc., Lowe's
                                            Companies, Inc., Mallinckrodt Group, Inc., Science
                                            Applications International Corporation and Union Pacific
                                            Resources Corporation. Ms. Malone is a member of the
                                            Audit Committee.
MORRIS W. OFFIT...........................  Mr. Offit is Chairman and Chief Executive Officer of
Director since 1995                         Offitbank (investment management) and a director of
                                            Cantel Industries, Inc. and Mercantile Bankshares
                                            Corporation. Mr. Offit is a member of the Audit
                                            Committee.
JOHN T. O'NEILL...........................  Mr. O'Neill has been Executive Vice President and Chief
                                            Financial Officer since 1989. Mr. O'Neill is a Trustee
                                            of the Galaxy Funds.
NORMA T. PACE.............................  Mrs. Pace has been the President of Paper Analytics
Director since 1984                         Associates (economic consulting) since 1995. She is also
                                            the Senior Economic Advisor for the WEFA Group (economic
                                            consulting and planning). She is a director of Englehard
                                            Corporation. Mrs. Pace is both the Chair of the Audit
                                            Committee and a member of the Executive Committee.
CYNTHIA S. REED...........................  Mrs. Reed has been Senior Vice President and General
                                            Counsel since 1995. Prior thereto, she was Vice
                                            President -- Legal.
E. JOHN ROSENWALD, JR.....................  Mr. Rosenwald is the Vice Chairman of the Board of The
Director since 1983                         Bear Stearns Companies Inc. (investment bankers) and a
                                            director of Cendant Corporation. Mr. Rosenwald is a
                                            member of the Executive Committee.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                   ----                        --------------------------------------------------
CARL SPIELVOGEL...........................  Mr. Spielvogel has been the Chairman and Chief Executive
Director since 1992                         Officer of Carl Spielvogel Associates, Inc.
                                            (international investments) since 1997. Prior thereto,
                                            he was Chairman of the Board and Chief Executive Officer
                                            of United Auto Group, Inc. (operator of
                                            multiple-franchise auto dealerships) from 1994 to 1997.
                                            Prior thereto, Mr. Spielvogel was Chairman of the Board
                                            and Chairman of the Executive Committee of Backer
                                            Spielvogel Bates Worldwide, Inc. (advertising) during
                                            1994. Prior thereto, he was Chairman and Chief Executive
                                            Officer of Backer Spielvogel Bates Worldwide, Inc. He is
                                            a director of Data Broadcasting Inc. Mr. Spielvogel is
                                            Chairman of the Compensation and Stock Option Committee.
PRESTON ROBERT TISCH......................  Mr. Tisch has been the Co-Chairman and Co-Chief
Director since 1993                         Executive Officer of Loews Corporation since 1994. Prior
                                            thereto, he was President and Co-Chief Executive Officer
                                            of Loews Corporation. He is also a director of Bulova
                                            Watch Company, Inc., CNA Financial Corporation, Loews
                                            Corporation, Rite Aid Corporation and Chairman of the
                                            Board of the N.Y. Football Giants. Mr. Tisch is a member
                                            of the Nominating and Governance Committee.
MARTIN R. TRUEB...........................  Mr. Trueb has been Senior Vice President and Treasurer since 1997. Prior thereto, Mr. Trueb was Assistant
                                            Treasurer of Amway Corporation from 1995 to 1997. Prior
                                            thereto, he was Director of International Treasury at
                                            RJR Nabisco, Inc.
ALFRED J. VERRECCHIA......................  Mr. Verrecchia has been the Executive Vice President and
Director since 1992                         President -- Global Operations since 1996. Prior
                                            thereto, he was Chief Operating Officer of Domestic Toy
                                            Operations. Mr. Verrecchia is also a director of Old
                                            Stone Corporation.
GEORGE B. VOLANAKIS.......................  Mr. Volanakis has been President of European Sales and
                                            Marketing since 1998. Prior thereto, he was President
                                            and CEO of the ERTL Company Inc. (a toy and hobby
                                            manufacturer and marketer). Mr. Volanakis is a director
                                            of Zindart Ltd.
PHILLIP H. WALDOKS........................  Mr. Waldoks has been Senior Vice President -- Corporate
                                            Legal Affairs and Secretary since 1995. Prior thereto,
                                            he was Senior Vice President -- Corporate Legal Affairs.
E. DAVID WILSON...........................  Mr. Wilson has been President of Hasbro Americas since
                                            1996. Prior thereto, he was President of the Hasbro
                                            Games Group from 1995 to 1996. Prior thereto, he was
                                            President of Milton Bradley Company.
PAUL WOLFOWITZ............................  Mr. Wolfowitz has been the Dean of Paul H. Nitze School
Director since 1995                         of Advanced International Studies at the Johns Hopkins
                                            University since 1994. Prior thereto, he was a
                                            Distinguished Visiting Fellow, at the National Defense
                                            University and the George F. Kennan Professor of
                                            National Security Strategy, at the National War College
                                            during 1993. Prior thereto, Mr. Wolfowitz was
                                            Undersecretary of Defense for Policy, U.S. Department of
                                            Defense. Prior thereto, he was U.S. Ambassador to the
                                            Republic of Indonesia. He is a director of eleven mutual
                                            funds of the Dreyfus Corporation. Mr. Wolfowitz is a
                                            member of the Nominating and Governance Committee.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Other than Mr. Gordon, who is a Canadian citizen, each such person is a citizen of the United States of America, and the business address of each such person is c/o Hasbro, Inc., 1027 Newport Avenue, Pawtucket, RI 02861. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
           ----                  --------------------------------------------------
ALAN G. HASSENFELD.........  Director and President of the Purchaser. See Part 1 of
                             this Schedule I.
ALFRED J. VERRECCHIA.......  Director and Executive Vice President and
                             President -- Global Operations of the Purchaser. See Part
                             1 of this Schedule I.
HAROLD P. GORDON...........  Director and Executive Vice President of the Purchaser.
                             See Part 1 of this Schedule I.
JOHN T. O'NEILL............  Executive Vice President and Chief Financial Officer of
                             the Purchaser. See Part 1 of this Schedule I.
RICHARD B. HOLT............  Senior Vice President and Controller of the Purchaser. See
                             Part 1 of this Schedule I.
CYNTHIA S. REED............  Senior Vice President and General Counsel of the
                             Purchaser. See Part 1 of this Schedule I.
MARTIN R. TRUEB............  Senior Vice President and Treasurer of the Purchaser. See
                             Part 1 of this Schedule I.
PHILLIP H. WALDOKS.........  Senior Vice President -- Corporate Legal Affairs and
                             Secretary of the Purchaser. See Part 1 of this Schedule I.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:

                                BANKBOSTON, N.A.

           By Mail:                        By Hand:                 By Overnight Delivery:
       BankBoston, N.A.         Securities Transfer & Reporting        BankBoston, N.A.
     Attention: Corporate               Services, Inc.               Attention: Corporate
        Reorganization             c/o Boston EquiServe L.P.            Reorganization
         P.O. Box 8029                 1 Exchange Plaza                150 Royall Street
     Boston, MA 02266-8029          55 Broadway, 3rd Floor             Canton, MA 02021
                                      New York, NY 10006

          By Facsimile Transmission: (781) 575-2233 or (781) 575-2232

                        (For Eligible Institutions Only)

                 Confirm Facsimile by Telephone: (800) 733-5001

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                         CALL TOLL FREE: (800) 755-3107